Exhibit 23.A

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Southern Natural Gas Company, L.L.C. (formerly Southern Natural Gas Company) and Southern Natural Issuing Corporation for the registration of $300,000,000 of 4.40% Notes due 2021 and to the incorporation by reference therein of our report dated February 28, 2011, with respect to the consolidated financial statements and schedule of Southern Natural Gas Company, L.L.C. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
August 24, 2011